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                                                                    EXHIBIT 11.1


                             AFTERMARKET TECHNOLOGY CORP.

                    Computation of Pro Forma Net Income Per Share



                                                                  Nine Months
                                           Year Ended               Ended
                                         December 31, 1995   September 30, 1996
                                        ------------------   -------------------

Net income                                 $9,498,569           $12,341,324
                                           ----------           -----------
                                           ----------           -----------


Weighted average common shares
    outstanding                            12,000,000            12,000,000


Net effect of stock options granted during
  the twelve months prior to the Company's
  filing of its initial public offering,
  calculated using the treasury stock
  method at an assumed offering price of
  $13 per share, and treated as
  outstanding for all periods presented       523,772               523,772

Net effect of stock options and warrants
  outstanding, excluding those discussed
  above, calculated using the treasury stock
  method at the average price for the
  period.                                     817,791             1,099,982

Number of shares of common stock
to be issued in the Company's
initial public offering whose net
proceeds will be used to redeem
the outstanding preferred stock
including accured dividends.                1,776,466             1,933,399
                                          -----------           -----------
                                           14,618,029            15,557,153
                                          -----------           -----------
                                          -----------           -----------



Pro forma net income per share                 $ 0.65                $ 0.79
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